UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 27, 2012
NEOLOGIC ANIMATION INC.
(Exact name of registrant as specified in its charter)
Nevada	000-52747	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Jindi Garden, Boyage, Xihu District, Hangzhou, Zhejiang, China
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		011 86 1358 841 1118
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective June 27, 2012, we appointed Gangfeng Zhang as chief development officer of our company.

Effective June 28, 2012, we appointed Gencai Chen as chief information officer of our company.

Gangfeng Zhang

In 2003, Mr. Zhang earned a Bachelor’s Degree in Computer Science from the Zhejiang Industrial University of Hangzhou and in 2010 he earned a Master’s Degree in Computer Software Engineering from the Zhejiang University of Hangzhou.  Since 2003, subsequent to graduating from the Zhejiang Industrial University of Hangzhou, he joined Insigma Technology Company Ltd., an IT servicing and outsourcing firm in Hangzhou, China, as a technical engineer and currently acts the company’s technical director.  His duties and responsibilities as a technical director are promoting and coordinating technical knowledge and serves as a technical expert representative within the company and for their clients.

We appointed Gangfeng Zhang as our company’s chief development officer because of his experience in project management, computer science and computer software engineering.

Gencai Chen

In 1981, Mr. Chen earned a Doctorate Degree in Computer Science from the Zhejiang University of Hangzhou.  Since 1981, Mr. Chen has been a professor in the School of Computer Science at the Zhejiang University of Hangzhou.  As a professor, Mr. Chen teaches students of the University the scientific and mathematical approach to computation.

We appointed Gencai Chen as our company’s chief information officer because of his extensive knowledge in computer science.

There have been no other transactions since the beginning of its last fiscal year or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Zhang or Mr. Chen have or will have a direct or indirect material interest which would be required to be reported herein.  There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOLOGIC ANIMATION INC.
/s/ HONGXIAO ZHANG
Hongxiao Zhang
President and Director

Date:	July 17, 2012